                                                                     Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER


                                 by and between


                         OLD KENT FINANCIAL CORPORATION


                                       and


                               FIFTH THIRD BANCORP


                              ---------------------



                          DATED AS OF NOVEMBER 20, 2000

                                TABLE OF CONTENTS



                                    ARTICLE I

                                   THE MERGER

         1.1.     The Merger.........................................................................     2
         1.2      Effective Time.....................................................................     2
         1.3      Effects of the Merger..............................................................     2
         1.4      Conversion of Old Kent Common Stock................................................     2
         1.5      Fifth Third Capital Stock..........................................................     4
         1.6      Options............................................................................     4
         1.7      Articles of Incorporation of Fifth Third...........................................     5
         1.8      By-Laws of Fifth Third.............................................................     5
         1.9      Tax and Accounting Consequences....................................................     5

                                                       ARTICLE II

                                                    EXCHANGE OF SHARES

         2.1      Fifth Third to Make Shares Available...............................................     6
         2.2      Exchange of Shares.................................................................     6

                                                       ARTICLE III

                                       REPRESENTATIONS AND WARRANTIES OF OLD KENT

         3.1      Corporate Organization.............................................................     8
         3.2      Capitalization.....................................................................     9
         3.3      Authority; No Violation............................................................    10
         3.4      Consents and Approvals.............................................................    11
         3.5      Reports............................................................................    12
         3.6      Financial Statements...............................................................    13
         3.7      Broker's Fees......................................................................    13
         3.8      Absence of Certain Changes or Events...............................................    13
         3.9      Legal Proceedings..................................................................    14
         3.10     Taxes and Tax Returns..............................................................    14
         3.11     Employees..........................................................................    15
         3.12     SEC Reports........................................................................    17
         3.13     Compliance with Applicable Law.....................................................    18
         3.14     Certain Contracts..................................................................    18
         3.15     Agreements with Regulatory Agencies................................................    19
         3.16     Interest Rate Risk Management Instruments..........................................    19
         3.17     Undisclosed Liabilities............................................................    20
         3.18     Environmental Liability............................................................    20

         3.19     Intellectual Property..............................................................    20
         3.20     State Takeover Laws; Old Kent Rights Agreement.....................................    21
         3.21     Reorganization; Pooling of Interests...............................................    21
         3.22     Opinions...........................................................................    21
         3.23     Old Kent Information...............................................................    21

                                                      ARTICLE IV

                                     REPRESENTATIONS AND WARRANTIES OF FIFTH THIRD

         4.1      Corporate Organization.............................................................    22
         4.2      Capitalization.....................................................................    23
         4.3      Authority, No Violation............................................................    23
         4.4      Consents and Approvals.............................................................    24
         4.5      Reports............................................................................    25
         4.6      Financial Statements...............................................................    25
         4.7      Broker's Fees......................................................................    26
         4.8      Absence of Certain Changes or Events...............................................    26
         4.9      Legal Proceedings..................................................................    26
         4.10     Taxes and Tax Returns..............................................................    27
         4.11     SEC Reports........................................................................    27
         4.12     Compliance with Applicable Law.....................................................    28
         4.13     Agreements with Regulatory Agencies................................................    28
         4.14     Interest Rate Risk Management Instruments..........................................    28
         4.15     Undisclosed Liabilities............................................................    29
         4.16     Environmental Liability............................................................    29
         4.16     Reorganization; Pooling of Interests...............................................    29
         4.17     Fifth Third Information............................................................    29

                                                      ARTICLE V

                                       COVENANTS RELATING TO CONDUCT OF BUSINESS

         5.1      Conduct of Businesses Prior to the Effective Time..................................    30
         5.2      Forbearances.......................................................................    30
         5.3      Fifth Third Forbearances...........................................................    34

                                                      ARTICLE VI

                                                 ADDITIONAL AGREEMENTS

         6.1      Regulatory Matters.................................................................    34
         6.2      Access to Information..............................................................    35
         6.3      Old Kent Stockholder Approvals.....................................................    36
         6.4      Legal Conditions to Merger.........................................................    36
         6.5      Affiliates; Publication of Combined Financial Results..............................    36
         6.6      Stock Exchange Listing.............................................................    37

         6.7      Employee Benefit Plans.............................................................    37
         6.8      Indemnification; Directors' and Officers' Insurance................................    38
         6.9      Additional Agreements..............................................................    39
         6.10     Advice of Changes..................................................................    39
         6.11     Dividends..........................................................................    39
         6.12     Exemption from Liability Under Section 16(b).......................................    39
         6.13     Directorships......................................................................    40
         6.14     Aggregate Capitalization...........................................................    40
         6.15     Community Commitments..............................................................    40

                                                     ARTICLE VII

                                                 CONDITIONS PRECEDENT

         7.1      Conditions to Each Party's Obligation To Effect the Merger.........................    40
         7.2      Conditions to Obligations of Fifth Third...........................................    41
         7.3      Conditions to Obligations of Old Kent..............................................    42

                                                     ARTICLE VIII

                                               TERMINATION AND AMENDMENT

         8.1      Termination........................................................................    42
         8.2      Effect of Termination..............................................................    43
         8.3      Amendment..........................................................................    44
         8.4      Extension; Waiver..................................................................    44

                                                     ARTICLE IX

                                                 GENERAL PROVISIONS

         9.1      Closing............................................................................    44
         9.2      Nonsurvival of Representations, Warranties and Agreements..........................    44
         9.3      Expenses...........................................................................    44
         9.4      Notices............................................................................    45
         9.5      Interpretation.....................................................................    45
         9.6      Counterparts.......................................................................    46
         9.7      Entire Agreement...................................................................    46
         9.8      Governing Law......................................................................    46
         9.9      Publicity..........................................................................    46
         9.10     Assignment; Third Party Beneficiaries..............................................    46

Exhibit A - Old Kent Option Agreement
Exhibit 6.5(a)(1) - Form of Affiliate Letter Addressed to Old Kent
Exhibit 6.5(a)(2) - Form of Affiliate Letter Addressed to Fifth Third

                             INDEX OF DEFINED TERMS


                                                                                            Page No.
                                                                                            --------
Agreement................................................................................          1
Benefit Plan.............................................................................         15
BHC Act..................................................................................          8
Certificate..............................................................................          3
Certificates of Merger...................................................................          2
Closing..................................................................................         43
Closing Date.............................................................................         43
Code.....................................................................................          1
Covered Employees........................................................................         36
DPC Shares...............................................................................          3
Effective Time...........................................................................          2
ERISA....................................................................................         15
Exchange Act.............................................................................         12
Exchange Agent...........................................................................          5
Exchange Fund............................................................................          5
Exchange Ratio...........................................................................          3
Federal Reserve Board....................................................................         11
FHC......................................................................................          8
Fifth Third..............................................................................          1
Fifth Third Articles.....................................................................         21
Fifth Third Bank Subsidiaries............................................................         29
Fifth Third Capital Stock................................................................          4
Fifth Third Charter Amendment............................................................         23
Fifth Third Common Stock.................................................................          3
Fifth Third Disclosure Schedule..........................................................         21
Fifth Third New Preferred Stock..........................................................          4
Fifth Third Preferred Stock..............................................................          4
Fifth Third Regulatory Agreement.........................................................         27
Fifth Third Reports......................................................................         26
Fifth Third Stock Plans..................................................................         22
Fifth Third Stockholder Rights...........................................................          3
Fifth Third Subsidiary...................................................................          9
Fifth Third 1999 Financial Information...................................................         24
Fifth Third 1999 10-k....................................................................         25
GAAP.....................................................................................          5
HSR Act..................................................................................         11
Indemnified Parties......................................................................         37
Injunction...............................................................................         39
Insurance Amount.........................................................................         38
Intellectual Property....................................................................         20
IRS......................................................................................         14

Liens....................................................................................          9
Material Adverse Effect..................................................................          8
MBCA.....................................................................................          2
Merger...................................................................................          1
Merger Consideration.....................................................................          2
Michigan Certificate of Merger...........................................................          2
NASDAQ...................................................................................          7
OCC......................................................................................         11
OGCL.....................................................................................          2
Ohio Certificate of Merger...............................................................          2
Old Kent.................................................................................          1
Old Kent Articles........................................................................          8
Old Kent Bank Subsidiaries...............................................................         21
Old Kent Benefit Plans...................................................................         15
Old Kent Bylaws..........................................................................          8
Old Kent Capital Stock...................................................................          9
Old Kent Common Stock....................................................................          2
Old Kent Contract........................................................................         18
Old Kent Disclosure Schedule.............................................................          8
Old Kent DRIP............................................................................          9
Old Kent ERISA Affiliate.................................................................         15
Old Kent Insiders........................................................................         39
Old Kent Option Agreement................................................................          1
Old Kent Perpetual Preferred Stock.......................................................          3
Old Kent Preferred Stock.................................................................          9
Old Kent Regulatory Agreement............................................................         18
Old Kent Reports.........................................................................         16
Old Kent Rights..........................................................................          9
Old Kent Rights Agreement................................................................          2
Old Kent Stock Plans.....................................................................          4
Old Kent Stockholder Rights..............................................................          2
Old Kent Subsidiary......................................................................          9
Old Kent 1999 10-K.......................................................................         12
Joint Proxy Statement....................................................................         11
Predecessor Plan.........................................................................         15
Regulatory Agencies......................................................................         11
Requisite Regulatory Approvals...........................................................         40
SBA......................................................................................         11
SEC......................................................................................         11
Section 16 Information...................................................................         38
Securities Act...........................................................................         16
SRO......................................................................................         11
State Approvals..........................................................................         11
Subsidiary...............................................................................          8
Surviving Corporation....................................................................          1
S-4......................................................................................         11

Takeover Statutes........................................................................         20
Tax(es)..................................................................................         14
Trust Account Shares.....................................................................          3

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER, dated as of November 20, 2000 (including all schedules and exhibits attached hereto, this "Agreement"), by and between OLD KENT FINANCIAL CORPORATION, a Michigan corporation ("Old Kent"), and FIFTH THIRD BANCORP, an Ohio corporation ("Fifth Third").

                              W I T N E S S E T H:

                  WHEREAS, the Boards of Directors of Old Kent and Fifth Third have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein in which Old Kent will, subject to the terms and conditions set forth herein, merge with and into Fifth Third (the "Merger"), so that Fifth Third is the surviving corporation in the Merger (sometimes referred to in such capacity as the "Surviving Corporation"); and

                  WHEREAS, as a condition to the execution of this Agreement, and simultaneously with the execution hereof, Old Kent and Fifth Third are entering into a stock option agreement (the "Old Kent Option Agreement") in the form attached hereto as Exhibit A; and

                  WHEREAS, for Federal Income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code; and

                  WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

                  NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I


                                   THE MERGER

                  1.1 The Merger. (a) Subject to the terms and conditions of this Agreement, in accordance with the Michigan Business Corporation Act (the "MBCA") and the Ohio General Corporation Law (the "OGCL"), at the Effective Time, Old Kent shall merge with and into Fifth Third. Fifth Third shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Ohio.

                  (b) Fifth Third may at any time change the method of effecting the combination with Old Kent (including by providing for the merger of a wholly owned subsidiary of Fifth Third with and into Old Kent) if and to the extent Fifth Third deems such change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of the Old Kent Common Stock as provided for in this Agreement (the "Merger Consideration"), (ii) adversely affect the Tax treatment of the holders of Old Kent Common Stock as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement. Old Kent shall, if requested by Fifth Third, enter into one or more amendments to this Agreement prior to the Effective Time in order to effect any such change.

                  1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the "Ohio Certificate of Merger") that shall be filed with the Secretary of State of the State of Ohio and the certificate of merger (the "Michigan Certificate of Merger") that shall be filed with the appropriate office of the State of Michigan on the Closing Date (together with the Ohio Certificate of Merger, the "Certificates of Merger"). The term "Effective Time" shall be the date and time when the Merger becomes effective as set forth in the Certificates of Merger which shall not be later than the Closing Date.

                  1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 1701.82 of the OGCL and
Section 724 of the MBCA.

                  1.4 Conversion of Old Kent Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Fifth Third, Old Kent or the holder of any of the following securities:

                  (a) Subject to Section 2.2(e), each share of the common stock (the "Old Kent Common Stock"), par value $1.00 per share, of Old Kent issued and outstanding immediately prior to the Effective Time (together with the preferred stock purchase rights ("Old Kent Stockholder Rights") attached thereto issued pursuant to that certain Rights Agreement, between Old Kent and Old Kent Bank dated as of January 20, 1997, as amended as of December 30, 1998 (the "Old Kent Rights Agreement"), except for shares of Old Kent Common Stock owned by Old Kent as treasury stock or owned, directly or indirectly, by Old Kent or Fifth Third (other than shares of Old Kent Common Stock held, directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (any such shares of Old Kent Common Stock which are similarly held, whether held directly or indirectly by Old Kent or Fifth Third, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of Old Kent Common Stock held by Old Kent or Fifth Third in respect of a debt previously contracted (any such shares of Old Kent Common Stock which are similarly held, whether held directly or indirectly by Old Kent or Fifth Third, being referred to herein as "DPC Shares")), shall be converted into the right to receive 0.74 of a share (the "Exchange Ratio") of the common stock, without par value, of Fifth Third (the "Fifth Third Common Stock").

                  (b) All of the shares of Old Kent Common Stock converted into the right to receive Fifth Third Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Old Kent Common Stock (each a "Certificate") shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of Fifth Third Common Stock and (ii) cash in lieu of fractional shares into which the shares of Old Kent Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.2(e). Certificates previously representing shares of Old Kent Common Stock shall be exchanged for certificates representing whole shares of Fifth Third Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Fifth Third Common Stock or Old Kent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

                  (c) Notwithstanding anything in the Agreement to the contrary, at the Effective Time, all shares of Old Kent Common Stock that are owned, directly or indirectly, by Old Kent or Fifth Third (other than Trust Account Shares and DPC Shares) shall be cancelled and shall cease to exist and no stock of Fifth Third or other consideration shall be delivered in exchange therefor.

                  (d) Each share of Old Kent Series D Perpetual Preferred Stock, issued and outstanding immediately prior to the Effective Time shall be converted, automatically and without the requirement of any exchange of any certificate representing such stock, into one share of perpetual preferred stock of Fifth Third designated as Fifth Third Series D Perpetual Preferred Stock. The terms of the Fifth Third Series D Perpetual Preferred Stock shall be substantially identical to the terms of the Old Kent Series D Perpetual Preferred Stock, except for such changes as may be required to give effect to the adjustment required by Section D.5.3.E. of the certificate of designations, preferences and rights relating thereto in respect of the Merger.

                  (e) Each share of Old Kent Series E Perpetual Preferred Stock (together with the Old Kent Series D Perpetual Preferred Stock, the "Old Kent Perpetual Preferred Stock"), issued and outstanding immediately prior to the Effective Time shall be converted, automatically and without the requirement of any exchange of any certificate representing such stock, into one share of perpetual preferred stock of Fifth Third designated as Fifth Third Series E Perpetual Preferred Stock (together with the Fifth Third Series D Perpetual Preferred Stock, the "Fifth Third New Preferred Stock"). The terms of the Fifth Third Series E Perpetual Preferred Stock shall be substantially identical to the terms of the Old Kent Series E Perpetual Preferred Stock.

                  (f) All of the shares of Old Kent Perpetual Preferred Stock converted into Fifth Third New Preferred Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Old Kent Perpetual Preferred Stock shall as of the Effective Time be deemed to represent as of the Effective Time the number of shares of corresponding Fifth Third New Preferred Stock into which the shares of Old Kent Perpetual Preferred Stock represented by such preferred stock certificate have been converted pursuant to this Section 1.4.

                  1.5 Fifth Third Capital Stock. At and after the Effective Time, each share of Fifth Third Common Stock and each share of preferred stock, without par value, of Fifth Third (the "Fifth Third Preferred Stock," and together with the Fifth Third Common Stock, the "Fifth Third Capital Stock") issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

                  1.6 Options. (a) At the Effective Time, each option granted by Old Kent to purchase shares of Old Kent Common Stock which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Old Kent Common Stock and shall be converted automatically into an option to purchase shares of Fifth Third Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of, as the case may be, the Old Kent Executive Stock Option Plan of 1986, the Old Kent Restricted Stock Plan of 1987, the Old Kent Stock Option Incentive Plan of 1992, the Old Kent Deferred Stock Compensation Plan, the Old Kent Executive Stock Incentive Plan of 1999, Stock Option Plan for Non-Employee Director Optionholders of First National Bank Corp., Incentive Stock Option Plan for Employee Optionholders of First National Bank Corp., Old Kent Financial Corporation Executive Stock Incentive Plan of 1997, Employee Recognition Award Plan, Stock Incentive Plan of 1999, Stock Option Plan for Holders of Unexercised Options Under the CFSB Bancorp, Inc. 1994 Stock Option and Incentive Plan and the CFSB Bancorp, Inc. 1990 Stock Option Plan, Stock Option Plan for Option holders of Pinnacle Banc Group, Inc., Stock Option Plan for Option holders of Merchants Bancorp, Inc., Stock Option Plan for Option holders of Grand Premier Financial, Inc., Stock Option Plan for Option holders of Home Bancorp, Executive Stock Option Plan of 1986, Deferred Stock Incentive Plan for Employees of Guyot, Hicks, Anderson & Associates, Inc., the Old Kent Bank Employee Preferred Interest Bonus Plan (GNB Realty REIT) and the Directors' Deferred Compensation Plan in each case as amended through the date hereof (collectively, the "Old Kent Stock Plans"), and the agreements evidencing grants thereunder):

                  (i) The number of shares of Fifth Third Common Stock to be subject to the new option shall be equal to the product of the number of shares of Old Kent Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of Fifth Third Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

                  (ii) The exercise price per share of Fifth Third Common Stock under the new option shall be equal to the exercise price per share of Old Kent Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest whole cent.

                  (b) The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with
Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option except that all references to Old Kent shall be deemed to be references to Fifth Third.

                  (c) Fifth Third shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Fifth Third Common Stock for delivery upon exercise of Old Kent Stock Options, as adjusted in accordance with this Section 1.6. As soon as practicable after the Effective Time, Fifth Third shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Fifth Third Common Stock subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                  1.7 Articles of Incorporation of Fifth Third. At the Effective Time, the Fifth Third Articles shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

                  1.8 Code of Regulations of Fifth Third. At the Effective Time, the Fifth Third Code of Regulations shall be the Code of Regulations of the Surviving Corporation until thereafter amended in accordance with applicable law.

                  1.9 Tax and Accounting Consequences. It is intended that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, that this Agreement shall constitute a "plan of reorganization" for the purposes of Sections 354, 361 and 368 of the Code and that the Merger shall be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP").

                                   ARTICLE II


                               EXCHANGE OF SHARES

                  2.1 Fifth Third to Make Shares Available. At or prior to the Effective Time, Fifth Third shall deposit, or shall cause to be deposited, with a bank or trust company Subsidiary of Fifth Third, or another bank or trust company reasonably acceptable to each of Old Kent and Fifth Third (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Fifth Third Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of Fifth Third Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"), to be issued pursuant to Section 1.4 and paid pursuant to
Section 2.2(a) in exchange for outstanding shares of Old Kent Common Stock.

                  2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, but in no event more than 10 days after the later of the Closing Date or the date the Exchange Agent shall have received from Old Kent a substantially complete list of the final shareholders of Old Kent as of the Effective Time, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal in customary form as reasonably agreed to by the parties (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Fifth Third Common Stock and any cash in lieu of fractional shares into which the shares of Old Kent Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable,
(i) a certificate representing that number of whole shares of Fifth Third Common Stock to which such holder of Old Kent Common Stock shall have become entitled pursuant to the provisions of Article I, (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II, and (iii) a check representing the amount of any dividends or distributions then payable pursuant to Section 2.2(b)(i) and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates.

                  (b) No dividends or other distributions declared with respect to Fifth Third Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid, without any interest thereon, which theretofore had become payable and (ii), at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, with respect to shares of Fifth Third Common Stock represented by such Certificate.

                  (c) If any certificate representing shares of Fifth Third Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of Fifth Third Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

                  (d) After the Effective Time, there shall be no transfers on the stock transfer books of Old Kent of the shares of Old Kent Capital Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Old Kent Common Stock that occurred prior to the Effective Time and otherwise as necessary to prepare a list of the final shareholders of Old Kent. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Fifth Third Common Stock as provided in this Article II.

                  (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Fifth Third Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Fifth Third Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Fifth Third. In lieu of the issuance of any such fractional share, Fifth Third shall pay to each former stockholder of Old Kent who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the average of the closing-sale prices of Fifth Third Common Stock on the NASDAQ National Market (the "NASDAQ") as reported by The Wall Street Journal for the five trading days immediately preceding the Closing Date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Fifth Third Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.

                  (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Old Kent for 12 months after the Effective Time shall be paid to Fifth Third. Any former stockholders of Old Kent who have not theretofore complied with this Article II shall thereafter look only to Fifth Third for payment of the shares of Fifth

Third Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Fifth Third Common Stock deliverable in respect of each share of Old Kent Common Stock, as the case may be, such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Fifth Third, Old Kent, the Exchange Agent or any other person shall be liable to any former holder of shares of Old Kent Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Fifth Third, the posting by such person of a bond in such amount as Fifth Third may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Fifth Third Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE III


                   REPRESENTATIONS AND WARRANTIES OF OLD KENT

                  Except as disclosed in (i) the Old Kent disclosure schedule delivered to Fifth Third prior to the execution of this Agreement (the "Old Kent Disclosure Schedule") or (ii) the Old Kent Reports filed prior to the date hereof, Old Kent hereby represents and warrants to Fifth Third as follows:

                3.1 Corporate Organization. (a) Old Kent is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Old Kent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Old Kent. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Fifth Third, Old Kent or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include effects to the extent resulting from (a) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (b) actions or omissions of Fifth Third or Old Kent taken with the prior written consent of the other in contemplation of the transactions contemplated hereby and (c) changes in general economic conditions affecting banks or their holding companies generally.

                  (b) Old Kent is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). True and complete copies of the Restated Articles of Incorporation of Old Kent (the "Old Kent Articles") and the Bylaws of Old Kent (the "Old Kent Bylaws") have previously been made available by Old Kent to Fifth Third. Old Kent was certified as a "financial holding company" (an "FHC") within the meaning of
Section 2(p) of the BHC Act, and remains a certified FHC on the date hereof.

                  (c) Each of Old Kent's Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Old Kent and
(iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. As used in this Agreement, the word "Subsidiary" when used with respect to any party, means any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes, and the words "Old Kent Subsidiary" and "Fifth Third Subsidiary" shall mean any direct or indirect Subsidiary of Old Kent or Fifth Third, respectively.

                  (d) Section 3.1(d) of the Old Kent Disclosure Schedule sets forth the names of each of the entities in which Old Kent holds, in the aggregate, at least 5% of the issued and outstanding shares of capital stock or voting power.

                  3.2 Capitalization. (a) The authorized capital stock of Old Kent consists of (i) 300,000,000 shares of Old Kent Common Stock, of which, as of September 30, 2000, 137,029,000 shares were issued and outstanding and no shares were held in treasury, and (ii) 25,000,000 shares of preferred stock, without par value (the "Old Kent Preferred Stock," and, together with the Old Kent Common Stock, the "Old Kent Capital Stock"), of which, as of September 30, 2000, 3,000,000 shares were designated as Old Kent Series A Preferred Stock and no shares were issued or outstanding, 500,000 shares were designated as Series B Preferred Stock and no shares were issued or outstanding, 1,000,000 shares were designated as Series C Preferred Stock and no shares were issued or outstanding, 7,250 shares were designated, issued and outstanding as Old Kent Series D Perpetual Preferred Stock and 2,000 shares were designated, issued and outstanding as Old Kent Series E Perpetual Preferred Stock . All of the issued and outstanding shares of Old Kent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as described in this Section 3.2(a) and except pursuant to the terms of (i) the Old Kent Option Agreement, (ii) options issued pursuant to the Old Kent Stock Plans and (iii) the Old Kent Rights Agreement, Old Kent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Old Kent Capital Stock or any other equity securities of Old Kent or any securities representing the right to purchase or otherwise receive any shares of Old Kent Capital Stock (collectively, including the items contemplated by clauses (i) through (iii) of this sentence, the "Old Kent Rights"). As of November 10, 2000, no shares of Old Kent Capital Stock were reserved for issuance, except for 525,000 shares of Old Kent Common Stock reserved for issuance in connection with OK Invest Direct (the "Old Kent DRIP"), 8,080,839 shares of common stock reserved for issuance in connection with the Old Kent Directors' Deferred Compensation Plan and upon the exercise of stock options pursuant to the Old Kent Stock Plans and in respect of the employee and director savings, compensation and deferred compensation plans described in Section 3.11(a) of the Old Kent Disclosure Schedule, 1,000,000 shares of Series C Preferred Stock of Old Kent, were reserved for issuance in connection with the Old Kent Rights Agreement and 417,000 shares of Old Kent Common Stock were reserved for issuance in connection with the conversion of the Old Kent Series D Perpetual Preferred Stock. Since November 10, 2000, Old Kent has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than as permitted by Section 5.2(b). Old Kent has previously provided Fifth Third with a list of the aggregate number of options outstanding under the Old Kent Stock Plans as of September 30, 2000 and the weighted average exercise price for such options.

                  (b) Old Kent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of Old Kent's Subsidiaries, free and clear of any material liens, pledges, charges and security interests and similar encumbrances ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Old Kent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 3.2(b) of the Old Kent Disclosure Schedule sets forth a list of the material investments of Old Kent in corporations, joint ventures, partnerships, limited liability companies and other entities other than its Subsidiaries.

                  3.3 Authority; No Violation. (a) Old Kent has full corporate power and authority to execute and deliver this Agreement and the Old Kent Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Old Kent Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Old Kent. The Board of Directors of Old Kent has determined that this Agreement and the transactions contemplated hereby are in the best interests of Old Kent and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Old Kent's stockholders for adoption at a duly held meeting of such stockholders and, except for the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of the holders of a majority of the outstanding shares of Old Kent Common Stock voted at such meeting, no other corporate proceedings on the part of Old Kent are necessary to approve this Agreement or the Old Kent Option Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement and the Old Kent Option Agreement have been duly and validly executed and delivered by Old Kent and (assuming due authorization, execution and delivery by Fifth Third) constitute valid and binding obligations of Old Kent, enforceable against Old Kent in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

                  (b) Neither the execution and delivery of this Agreement or the Old Kent Option Agreement by Old Kent nor the consummation by Old Kent of the transactions contemplated hereby or thereby, nor compliance by Old Kent with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Old Kent Articles or the Old Kent Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Old Kent, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Old Kent, any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Old Kent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on Old Kent.

                  3.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices,
(ii) the filing of any required applications or notices with any state agencies and approval of such applications and notices (the "State Approvals"), (iii) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meetings of each of Old Kent's and Fifth Third's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement"), and of the registration statement on Form S-4 (the "S-4") in which the Joint Proxy Statement will be included as a prospectus, (iv) the filing of the Ohio Certificate of Merger with the Secretary of State of the State of Ohio pursuant to the OGCL and the filing of the Michigan Certificate of Merger with the appropriate office of the State of Michigan pursuant to the MBCA, (v) any notices to or filings with the Small Business Administration (the "SBA"), (vi) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (vii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization ("SRO"), and the rules of the NASDAQ, or which are required under consumer finance, mortgage banking and other similar laws, (viii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Fifth Third Common Stock pursuant to this Agreement, (ix) such filings and approvals as are required to be made with or obtained from the Office of the Comptroller of the Currency (the "OCC") and (x) the approval of this Agreement by the requisite vote of stockholders of Old Kent, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") are necessary in connection with (A) the execution and delivery by Old Kent of this Agreement and the Old Kent Option Agreement and (B) the consummation by Old Kent of the Merger and the other transactions contemplated hereby and by the Old Kent Option Agreement.

                3.5 Reports. Old Kent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1997 with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation, (iii) any state regulatory authority, (iv) the SEC, (v) any foreign regulatory authority and (vi) any SRO (collectively, "Regulatory Agencies"), and all other reports and statements required to be filed by them since January 1, 1997, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on Old Kent. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Old Kent and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the best knowledge of Old Kent, investigation into the business or operations of Old Kent or any of its Subsidiaries since January 1, 1997, except where such proceedings or investigation will not, either individually or in the aggregate, have a Material Adverse Effect on Old Kent. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Old Kent or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations policies or procedures of Old Kent since January 1, 1997, which, in the reasonable judgment of Old Kent, will, either individually or in the aggregate, have a Material Adverse Effect on Old Kent.

                  3.6 Financial Statements. Old Kent has previously made available to Fifth Third copies of (i) the consolidated balance sheet of Old Kent and its Subsidiaries as of December 31, for the fiscal years 1998 and 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1997 through 1999, inclusive, as reported in Old Kent's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Old Kent 1999 10-K") filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), accompanied by the audit report of Arthur Andersen LLP, independent public accountants with respect to Old Kent and (ii) the unaudited consolidated balance sheet of Old Kent and its Subsidiaries as of September 30, 1999 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows of the nine month periods then ended, as reported in Old Kent's Quarterly Report on Form 10-Q for the fiscal period ended September 30, 2000. The December 31, 1999 consolidated balance sheet of Old Kent (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Old Kent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Old Kent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past experience in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Old Kent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

                  3.7 Broker's Fees. Neither Old Kent nor any Old Kent Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees other than fees payable to Merrill Lynch & Co. in connection with the Merger or related transactions contemplated by this Agreement.

                  3.8 Absence of Certain Changes or Events. (a) Since December 31, 1999, no event or events have occurred that have had, either individually or in the aggregate, a Material Adverse Effect on Old Kent.

                  (b) Since December 31, 1999 through and including the date hereof, Old Kent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

                  (c) Since December 31, 1999, neither Old Kent nor any of its Subsidiaries has (i) except for normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange
Act) made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1999, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than the customary year-end bonuses for fiscal 2000 and 1999 in amounts consistent with past practice, (ii) granted any stock appreciation rights or granted any rights to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the Old Kent Stock Plans and except as permitted by Section 5.2(b)(iii), or (iii) suffered any strike, work stoppage, slow-down, or other labor disturbance.

                  3.9 Legal Proceedings. (a) Neither Old Kent nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Old Kent's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Old Kent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Old Kent Option Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, will, either individually or in the aggregate, have a Material Adverse Effect on Old Kent.

                  (b) There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Old Kent, any of its Subsidiaries or the assets of Old Kent or any of its Subsidiaries that has had, or will have, either individually or in the aggregate, a Material Adverse Effect on Old Kent or the Surviving Corporation.

                  3.10 Taxes and Tax Returns. (a) Each of Old Kent and its Subsidiaries has duly filed all federal, state, foreign and local information returns and Tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other government charges which are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against in accordance with GAAP or (ii) information returns, Tax returns, Taxes or other governmental charges as to which the failure to file, pay or make provision for will not have, either individually or in the aggregate, a Material Adverse Effect on Old Kent. The federal income Tax returns of Old Kent and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") for all years from 1990 to and including 1995 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by adequate reserves. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Old Kent or any of its Subsidiaries for which Old Kent does not have adequate reserves maintained in accordance with GAAP. Neither Old Kent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Old Kent and its Subsidiaries). Within the past five years, neither Old Kent nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code.

                  (b) As used in this Agreement, the term "Tax" or "Taxes" means
(i) all federal, state, local, and foreign income, excise, gross receipts, gross income, and valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign law).

                  (c) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by Old Kent or any of its Subsidiaries under any contract, plan, program, arrangement or understanding would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Old Kent.

                  3.11 Employees. (a) The Old Kent Disclosure Schedule sets forth a true and complete list of each material employee or director benefit or compensation plan, arrangement or agreement, and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is maintained, or contributed to, presently or at any time within the last four
(4) years (the "Old Kent Benefit Plans") by Old Kent, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Old Kent ERISA Affiliate"), all of which together with Old Kent would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The term "Benefit Plan" for all purposes of this Agreement shall include each Predecessor Plan (as herein defined). For purposes hereof, "Predecessor Plan" shall mean any plan, program, policy, practice, arrangement, agreement or system as otherwise described in
Section 3.12(a)
which was maintained, contributed to or resulted in liability to any predecessor employer of Company or any of the Company Subsidiaries since January 1, 1997. For purposes hereof, "predecessor employer" shall mean any employer, entity or business operation acquired by Company or any of the Company Subsidiaries in any type of acquisition (including, without limitation, mergers, stock acquisitions and asset acquisitions).

                  (b) Old Kent has heretofore made available to Fifth Third true and complete copies of each of the Old Kent Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such Old Kent Benefit Plan (if applicable) for each of the last two years and (ii) the most recent determination letter from the IRS (if applicable) for such Old Kent Benefit Plan.

                  (c) Except for such noncompliance as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Old Kent, (i) each of the Old Kent Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the Old Kent Benefit Plans intended to be "qualified" within the meaning of Section 401
(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such Old Kent Benefit Plan, and has received an IRS determination letter which determined that such Qualified Benefit Plan (as amended by any and all amendments) satisfies the requirements of Section 401(a) of the Code, as amended by all the laws referred to in Section 1 of Revenue Procedure 93-39, such determination letter has not been revoked or threatened to be revoked by the IRS, and the scope of such determination letter is complete and does not exclude consideration of any of the requirements or matters referred to in Sections 4.02 through 4.04 of Revenue Procedure 93-39 (iii) with respect to each Old Kent Benefit Plan that is subject to Title IV of ERISA, the present value (as defined under Section 3(26) of ERISA) of accumulated benefit obligations under such Old Kent Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Old Kent Benefit Plan's actuary with respect to such Old Kent Benefit Plan, did not, as of its latest valuation date, exceed the then current value (as defined under Section 3(26) of ERISA) of the assets of such Old Kent Benefit Plan allocable to such accrued benefits, (iv) no Old Kent Benefit Plan provides benefits coverage, including, without limitation, death or medical benefits coverage (whether or not insured), with respect to current or former employees or directors of Old Kent or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of Old Kent or its Subsidiaries, (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (E) coverage through the last day of the calendar month in which retirement or other termination of service occurs, or (F) medical expense reimbursement accounts, (v) no liability under Title IV of ERISA has been incurred by Old Kent, its Subsidiaries or any Old Kent ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Old Kent, its Subsidiaries or any Old Kent ERISA Affiliate of incurring a liability thereunder, (vi) no Old Kent Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) none of Old Kent, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which Old Kent, its Subsidiaries or any Old Kent Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to
Section 4975 or 4976 of the Code, (viii) to the best knowledge of Old Kent there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Old Kent Benefit Plans or any trusts related thereto that will have, either individually or in the aggregate, a Material Adverse Effect on Old Kent, (x) no employee, former employee, plan participant or any other party (other than Company) has any entitlement (under the terms of any plan document or otherwise) to any surplus assets in any defined benefit plan as defined in Section 414(j) of the Code and (xi) Company has all power and authority necessary to amend or terminate each Benefit Plan without incurring any penalty or liability provided that, in the case of an employee pension benefit plan (as defined in section 3(2) of ERISA), benefits accrued as of the date of amendment or termination are not reduced.

                  (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of Old Kent or any of its affiliates from Old Kent or any of its affiliates under any Old Kent Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Old Kent Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

                  3.12 SEC Reports. Old Kent has previously made available to Fifth Third an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 by Old Kent with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Old Kent Reports") and prior to the date hereof and (b) communication mailed by Old Kent to its stockholders since January 1, 1997 and prior to the date hereof, and no such Old Kent Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 1997, as of their respective dates, all Old Kent Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

                  3.13 Compliance with Applicable Law. (a) Old Kent and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Old Kent or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on Old Kent.

                  (b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on Old Kent, Old Kent and each Old Kent Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Old Kent, any Old Kent Subsidiary, or any director, officer or employee of Old Kent or of any Old Kent Subsidiary, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on Old Kent, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

                  3.14 Certain Contracts. (a) Neither Old Kent nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation or stockholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Fifth Third, Old Kent, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Old Kent Reports, (iv) which materially restricts the conduct of any line of business by Old Kent or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any stockholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Old Kent has previously made available to Fifth Third true and correct copies of all employment and deferred compensation agreements which are in writing and to which Old Kent or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Old Kent Disclosure Schedule, is referred to herein as a "Old Kent Contract," and neither Old Kent nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which, either individually or in the aggregate, will have a Material Adverse Effect on Old Kent.

                  (b) With such exceptions that, either individually or in the aggregate, will not have a Material Adverse Effect on Old Kent, (i) each Old Kent Contract is valid and binding on Old Kent or any of its Subsidiaries, as applicable, and is in full force and effect, (ii) Old Kent and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Old Kent Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Old Kent or any of its Subsidiaries under any such Old Kent Contract.

                  3.15 Agreements with Regulatory Agencies. Neither Old Kent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 1997, a recipient of any supervisory letter from, or since January 1, 1997, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each item in this sentence, whether or not set forth in the Old Kent Disclosure Schedule, a "Old Kent Regulatory Agreement"), nor has Old Kent or any of its Subsidiaries been advised since January 1, 1997, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Old Kent Regulatory Agreement.

                  3.16 Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Old Kent or for the account of a customer of Old Kent or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and, to Old Kent's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Old Kent or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Old Kent and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to Old Kent's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

                  3.17 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Old Kent included in the Old Kent 1999 10-K and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1999, since such date, neither Old Kent nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate (including if considered together with liabilities incurred in the ordinary course of business consistent with past practice since December 31,
1999), has had or will have a Material Adverse Effect on Old Kent.

                  3.18 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on Old Kent of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against Old Kent, which liability or obligation will, either individually or in the aggregate, have a Material Adverse Effect on Old Kent. To the knowledge of Old Kent, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will, individually or in the aggregate, have a Material Adverse Effect on Old Kent. Old Kent is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on Old Kent.

                  3.19 Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect on Old Kent, to the knowledge of Old
Kent: (a) Old Kent and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by Old Kent and its Subsidiaries does not infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Old Kent or any Subsidiary acquired the right to use any Intellectual Property; (c) no Person is challenging, infringing on or otherwise violating any right of Old Kent or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Old Kent or its Subsidiaries; and (d) neither Old Kent nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by Old Kent and its Subsidiaries and no Intellectual Property owned and/or licensed by Old Kent or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights.

                  3.20 State Takeover Laws; Old Kent Rights Agreement. (a) The Board of Directors of Old Kent has approved this Agreement and the Old Kent Option Agreement and the transactions contemplated hereby and thereby for purposes of rendering inapplicable to such agreements and transactions the Michigan Control Share Acquisitions statute (Chapter 7B of the MBCA), Section 780 of the MBCA, the Old Kent Rights Agreement, Article XII of the Old Kent Articles and, to the best knowledge of Old Kent, any similar "takeover" or "interested stockholder" law (all such laws, including the Michigan Control Share Acquisitions statute (Chapter 7B of the MBCA) and Section 780 of the MBCA, "Takeover Statutes").

                  (b) Old Kent has taken all action, if any, necessary or appropriate so that the entering into of this Agreement and the Old Kent Option Agreement, and the consummation of the transactions contemplated hereby and thereby do not and will not result in the ability of any person to exercise any Old Kent Stockholder Rights under the Old Kent Rights Agreement or enable or require Old Kent Stockholder Rights to separate from the shares of Old Kent Common Stock to which they are attached or to be triggered or become exercisable. No "Triggering Event" or "Stock Acquisition Date" (as such terms are defined in the Old Kent Rights Agreement) has occurred.

                  3.21 Reorganization; Pooling of Interests. As of the date of this Agreement, Old Kent has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code and as a "pooling of interests" for accounting purposes.

                  3.22 Opinions. Prior to the execution of this Agreement, Old Kent has received an opinion from Merrill Lynch & Co. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair to the stockholders of Old Kent from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

                  3.23 Old Kent Information. The information relating to Old Kent and its Subsidiaries which is provided by Old Kent or its representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy

Statement (except for such portions thereof that relate only to Fifth Third or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

                  3.24 Loan Losses. Since December 31, 1999, none of the bank Subsidiaries of Old Kent (the "Old Kent Bank Subsidiaries") has incurred any unusual or extraordinary loan losses which are material to Old Kent and the Old Kent Subsidiaries on a consolidated basis; to the best knowledge of Old Kent and in light of each of the Old Kent Bank Subsidiaries' historical loan loss experience and its management's analysis of the quality and performance of its loan portfolio, as of December 31, 1999, its reserves for loan losses are adequate to absorb potential loan losses determined on the basis of management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio.

                                   ARTICLE IV


                  REPRESENTATIONS AND WARRANTIES OF FIFTH THIRD

                  Except as disclosed in (i) the Fifth Third disclosure schedule delivered to Old Kent prior to the execution of this Agreement (the "Fifth Third Disclosure Schedule") or (ii) the Fifth Third Reports filed prior to the date hereof, Fifth Third represents and warrants to Old Kent as follows:

                  4.1 Corporate Organization. (a) Fifth Third is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Fifth Third has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Fifth Third. Fifth Third was certified as an FHC under the BHC Act, and remains a certified FHC on the date hereof. True and complete copies of the Second Amended Articles of Incorporation (the "Fifth Third Articles") and the Code of Regulations of Fifth Third, as in effect as of the date of this Agreement, have previously been made available by Fifth Third to Old Kent.

                  (b) Each Fifth Third Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether Federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Fifth Third, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

                  4.2 Capitalization. (a) The authorized capital stock of Fifth Third consists of 650,000,000 shares of Fifth Third Common Stock, of which, as of September 30, 2000, no more than 461,800,000 shares were issued and outstanding, and 500,000 shares of preferred stock, without par value, of which no shares have been issued by Fifth Third. As of September 30, 2000, no more than 3,600,000 shares of Fifth Third Common Stock were held in Fifth Third's treasury. As of the date hereof, no shares of Fifth Third Common Stock or Fifth Third Preferred Stock were reserved for issuance, except as described in this
Section 4.2(a) and except for 34,472,128 shares reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of Fifth Third in effect as of the date hereof (the "Fifth Third Stock Plans"). All of the issued and outstanding shares of Fifth Third Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except for this Agreement and the Fifth Third Stock Plans, Fifth Third does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Fifth Third Capital Stock or any other equity securities of Fifth Third or any securities representing the right to purchase or otherwise receive any shares of Fifth Third Capital Stock. The shares of Fifth Third Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

                  (b) Fifth Third owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Fifth Third Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. Sections
55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Fifth Third Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

                  4.3 Authority, No Violation. (a) Fifth Third has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Fifth Third by action of its Executive Committee. The Board of Directors of Fifth Third has determined that this Agreement and the transactions contemplated hereby are in the best interests of Fifth Third and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Fifth Third's stockholders for adoption at a duly held meeting of such stockholders and, except for the approval of this Agreement and the transactions contemplated hereby, including the approval of the amendment of Fifth Third's Articles of Incorporation to authorize the issuance of an additional 300,000,000 shares of Fifth Third Common Stock (the "Fifth Third Charter Amendment") and the approval of the issuance of shares of Fifth Third Common Stock pursuant to the Merger, by the affirmative vote of the holders of a majority of the outstanding shares of Fifth Third Common Stock voted at such meeting, no other corporate proceedings on the part of Old Kent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Fifth Third and (assuming due authorization, execution and delivery by Old Kent) constitutes valid and binding obligations of Fifth Third, enforceable against Fifth Third in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

                  (b) Neither the execution and delivery of this Agreement by Fifth Third, nor the consummation by Fifth Third of the transactions contemplated hereby, nor compliance by Fifth Third with any of the terms or provisions hereof, will (i) violate any provision of the Fifth Third Articles or Code of Regulations, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, writ, or Injunction applicable to Fifth Third, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Fifth Third, any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Fifth Third, any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on Fifth Third.

                  4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the State Approvals, (iii) the filing with the SEC of the Joint Proxy Statement and the filing and declaration of effectiveness of the S-4, (iv) the filing of the Ohio Certificate of Merger with the Secretary of State of the State of Ohio pursuant to the OGCL and the filing of the Michigan Certificate of Merger with the appropriate office of the State of Michigan pursuant to the MBCA, (v) any notices to or filings with the SBA, (vi) any notices or filings under the HSR Act, (vii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable SRO, and the rules of the NASDAQ, or which are required under consumer finance, mortgage banking and other similar laws, (viii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Fifth Third Capital Stock pursuant to this Agreement (ix) such filings and approvals as are required to be made with or obtained from the OCC and (x) the approval of this Agreement by the requisite vote of stockholders of Fifth Third, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Fifth Third of this Agreement and (B) the consummation by Fifth Third of the Merger and the other transactions contemplated hereby.

                  4.5 Reports. Fifth Third and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1997 with the Regulatory Agencies, and all other reports and statements required to be filed by them since January 1, 1997, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on Fifth Third. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Fifth Third and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the best knowledge of Fifth Third, investigation into the business or operations of Fifth Third or any of its Subsidiaries since January 1, 1997, except where such proceedings or investigation will not have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Fifth Third or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Fifth Third since January 1, 1997, which, in the reasonable judgment of Fifth Third, will have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third.

                  4.6 Financial Statements. Fifth Third has previously provided to Old Kent copies of (i) the audited consolidated balance sheets of Fifth Third and its Subsidiaries as of December 31, for the fiscal years 1998 and 1999, and the related audited consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1997 through 1999, inclusive (the "Fifth Third 1999 Financial Information"), as reported in Fifth Third's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Fifth Third 1999 10-K") filed with the SEC under the Exchange Act, accompanied by the audit report of Deloitte & Touche LLP, independent public accountants with respect to Fifth Third and (ii) the unaudited consolidated balance sheet of Fifth Third and its Subsidiaries as of September 30, 1999 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows of the nine month periods then ended, as reported in Fifth Third's Quarterly Report on Form 10-Q for the fiscal period ended September 30, 2000. The

December 31, 1999 consolidated balance sheet of Fifth Third (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Fifth Third and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Fifth Third and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past experience in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto. The books and records of Fifth Third and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

                  4.7 Broker's Fees. Neither Fifth Third nor any Fifth Third Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokers fees, commissions or finder's fees other than fees payable to Salomon Smith Barney, Inc. in connection with the Merger or related transactions contemplated by this Agreement.

                  4.8 Absence of Certain Changes or Events. (a) Since December 31, 1999, no event or events have occurred which has had, individually or in the aggregate, a Material Adverse Effect on Fifth Third.

                  (b) From December 31, 1999 through and including the date hereof, Fifth Third and the Fifth Third Subsidiaries have carried on their respective businesses in all material respect in the ordinary course.

                  4.9 Legal Proceedings. (a) Neither Fifth Third nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Fifth Third's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Fifth Third or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, will have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third.

                  (b) There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Fifth Third, any of its Subsidiaries or the assets of Fifth Third or any of its Subsidiaries that has had or will have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third or the Surviving Corporation.

                  4.10 Taxes and Tax Returns. Each of Fifth Third and its Subsidiaries has duly filed all federal, state, foreign and local information returns and Tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other governmental charges which are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, tax returns, Taxes or other governmental charges as to which the failure to file, pay or make provision for will not have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third. The federal income Tax returns of Fifth Third and its Subsidiaries have been examined by the IRS through 1990 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by adequate reserves. There are no material disputes pending, or claims asserted for, Taxes or assessments upon Fifth Third or any of its Subsidiaries for which Fifth Third does not have adequate reserves maintained in accordance with GAAP. Neither Fifth Third nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Fifth Third and its Subsidiaries). Within the past five years, neither Fifth Third nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code.

                  (b) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by Fifth Third or any of its Subsidiaries under any contract, plan, program, arrangement or understanding would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Fifth Third.

                  4.11 SEC Reports. Fifth Third has previously made available to Old Kent an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 by Fifth Third with the SEC pursuant to the Securities Act or the Exchange Act (the "Fifth Third Reports") and prior to the date hereof and (b) communication mailed by Fifth Third to its stockholders since January 1, 1997 and prior to the date hereof, and no such Fifth Third Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since

January 1, 1997, as of their respective dates, all Fifth Third Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

                  4.12 Compliance with Applicable Law. (a) Fifth Third and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Fifth Third or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on Fifth Third.

                  (b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third, Fifth Third and each Fifth Third Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Fifth Third, any Fifth Third Subsidiary, or any director, officer or employee of Fifth Third or of any Fifth Third Subsidiary, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on Fifth Third, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

                  4.13 Agreements with Regulatory Agencies. Neither Fifth Third nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1997, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 1997, has adopted any policies, procedures or board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Fifth Third Disclosure Schedule, a "Fifth Third Regulatory Agreement"), nor has Fifth Third or any of its Subsidiaries been advised since January 1, 1997, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Fifth Third Regulatory Agreement.

                  4.14 Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Fifth Third or for the account of a customer of Fifth Third or one of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and, to Fifth Third's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Fifth Third or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Fifth Third and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and to Fifth Third's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

                  4.15 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Fifth Third included in the Fifth Third 1999 Financial Information and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1999, since such date, neither Fifth Third nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate (including if considered together with liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1999), has had or will have, a Material Adverse Effect on Fifth Third.

                  4.16 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on Fifth Third of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against Fifth Third, which liability or obligation will, either individually or in the aggregate, have a Material Adverse Effect on Fifth Third. To the knowledge of Fifth Third, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will, individually or in the aggregate, have a Material Adverse Effect on Fifth Third. Fifth Third is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third.

                  4.17 Reorganization; Pooling of Interests. As of the date of this Agreement, Fifth Third has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code and as a "pooling of interests" for accounting purposes.

                  4.18 Fifth Third Information. The information relating to Fifth Third and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, or the information relating to Fifth Third and its Subsidiaries that is provided by Fifth Third or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Old Kent or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder.

                  4.19 Loan Losses. Since December 31, 1999, none of the bank Subsidiaries of Fifth Third (the "Fifth Third Bank Subsidiaries") has incurred any unusual or extraordinary loan losses which are material to Fifth Third and the Fifth Third Subsidiaries on a consolidated basis; to the best knowledge of Fifth Third and in light of each of the Fifth Third Bank Subsidiaries' historical loan loss experience and its management's analysis of the quality and performance of its loan portfolio, as of December 31, 1999, its reserves for loan losses are adequate to absorb potential loan losses determined on the basis of management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio.

                                    ARTICLE V


                    COVENANTS RELATING TO CONDUCT OF BUSINESS

                  5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the Old Kent Disclosure Schedule) or the Old Kent Option Agreement, Old Kent shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action which would adversely affect or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or the Old Kent Option Agreement or to consummate the transactions contemplated hereby or thereby.

                  5.2 Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the Old Kent Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, Old Kent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Fifth Third:

                  (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of Old Kent or any of its wholly owned Subsidiaries to Old Kent or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include, without limitation, the creation of deposit liabilities, purchases of Federal funds, sales of certificates of deposit and entering into repurchase agreements);

                  (b) (i) adjust, split, combine or reclassify any capital stock;

                  (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) for regular quarterly cash dividends at a rate not in excess of $0.24 per share of Old Kent Common Stock and such dividends as required by the certificates of designation of the Old Kent Perpetual Preferred Stock, (B) dividends paid by any of the Subsidiaries of Old Kent to Old Kent or to any of its wholly owned Subsidiaries and (C) the acceptance of shares of Old Kent Common Stock as payment of the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting of restricted stock, in each case in accordance with past practice and the terms of the applicable award agreements);

                  (iii) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than (A) pursuant to the Old Kent Rights Agreement or any renewal or replacement thereof and (B) grants to newly hired employees of Old Kent (other than officers that will be subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the Old Kent Stock Plans and consistent with the additional terms set forth in Section 5.2 of the Old Kent Disclosure Schedule; or

                  (iv) issue any additional shares of capital stock except (A) pursuant to the exercise of stock options outstanding as of the date hereof or issued in compliance with Section 5.2(b)(iii), (B) pursuant to the Old Kent Option Agreement (C) pursuant to the Old Kent Rights Agreement or any renewal or replacement thereof or (D) upon conversion of the Series D Perpetual Preferred Stock;

                  (c) (i) except for normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange
Act) made in the ordinary course of business consistent with past practice, or as required by applicable law or agreements disclosed in Section 5.2 of the Old Kent Disclosure Schedule, increase the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee, or director, or (ii) pay any pension or retirement allowance not required by any existing plan or agreement or by applicable law, or (iii) pay any bonus other than customary year-end bonuses for fiscal 2000 determined in accordance with Section 5.2 of the Old Kent Disclosure Schedule, or (iv) become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business consistent with past practice or as required by applicable law, or (v) except as required under any existing plan, grant, or agreement disclosed in Section 5.2 of the Old Kent Disclosure Schedule, accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other equity-based compensation, or (vi) except as required by the terms of the plans, make any contribution to the defined benefit plans maintained by Old Kent or discretionary contributions to any benefit plans after the date of this Agreement, or (vii) take any action to amend the defined benefit plans which would reduce or restrict the availability of surplus (excess of plan assets over plan liabilities) under any defined benefit plan as defined in Section 414(j) of the Code;

                  (d) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or as required by applicable law or as set forth in the Old Kent Disclosure Schedule;

                  (e) except for transactions in the ordinary course of business consistent with past practice (other than as set forth in Section 5.2 of the Old Kent Disclosure Schedule), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

                  (f) except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of any Old Kent Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

                  (g) solicit or encourage from any third party or enter into or continue any negotiations, discussions or agreement in respect of, or authorize any individual, corporation or other entity to solicit or encourage from any third party or enter into or continue any negotiations, discussions or agreements in respect of, or provide or cause to be provided any confidential information in connection with, any inquiries or proposals relating to the disposition of all or significant portion of its business or assets, the acquisition of 15% or more of its voting securities, or the merger, consolidation or similar business combination transaction involving it or any of its Subsidiaries with any corporation or other entity, other than as provided by this Agreement (and Old Kent shall promptly (within 24 hours) notify Fifth Third of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters), or waive or amend any provision of the Old Kent Rights Agreement or any applicable confidentiality agreement in respect of any such proposal;

                  (h) settle any claim, action or proceeding requiring Old Kent or any of its Subsidiaries to pay (whether or not such payments would be covered in whole or in part by insurance) any monetary damages in excess of $500,000 or subjecting Old Kent or any of its Subsidiaries to any restrictions (other than immaterial restrictions) on its current or future business or operations (including the future business and operations of the Surviving Corporation);

                  (i) knowingly take any action, or knowingly fail to take any action, that is reasonably likely to (A) jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes (including by terminating and electing to pay cash for any option to purchase Old Kent Common Stock as may be permitted under the Old Kent Stock Plans or otherwise) or (B) prevent or impede the Merger from qualifying as a reorganization within the meaning of
Section 368 of the Code;

                  (j) amend its articles of incorporation, its bylaws or comparable governing documents, or amend, or redeem the rights issued under, the Old Kent Rights Agreement (except as required hereunder), or otherwise take any action to exempt any person or entity (other than Fifth Third or its Subsidiaries) or any action taken by such person or entity from the Old Kent Rights Agreement or any Takeover Statute or similarly restrictive provisions of such party's organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

                  (k) other than in prior consultation with the other party to this Agreement, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

                  (l) take any action that is intended or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied or in a material violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

                  (m) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

                  (n) file or amend any Tax return other than in the ordinary course of business, make or change any material Tax election, settle or compromise any material Tax liability or, except as required by applicable law, change any method of accounting for Tax purposes;

                  (o) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or

Governmental Entity required for the transaction, contemplated hereby or by the Old Kent Option Agreement; or

                  (p) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

                  5.3 Fifth Third Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Fifth Third shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Old Kent, (i) amend the Fifth Third Articles or Fifth Third Code of Regulations in a manner that would adversely affect the economic benefits of the Merger to the Old Kent stockholders, (ii) knowingly take any action, or knowingly fail to take any action, that is reasonably likely to (A) jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes or (B) prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (provided that nothing contained herein shall limit the ability of Fifth Third to exercise its rights under the Old Kent Option Agreement), (iii) take any action which would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby, (iv) take any action that is intended or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied or in a material violation of any provision of this Agreement, except, in every case, as may be required by applicable law or (v) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

                                   ARTICLE VI


                              ADDITIONAL AGREEMENTS

                  6.1 Regulatory Matters. (a) Fifth Third and Old Kent shall promptly prepare and file with the SEC the Joint Proxy Statement and Fifth Third shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Fifth Third and Old Kent shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Fifth Third and Old Kent shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders. Fifth Third shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Old Kent shall furnish all information concerning Old Kent and the holders of Old Kent Capital Stock as may be reasonably requested in connection with any such action.

                  (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Fifth Third and Old Kent shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Old Kent or Fifth Third, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

                  (c) Fifth Third and Old Kent shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Fifth Third, Old Kent or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

                  (d) Fifth Third and Old Kent shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

                  6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the parties shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the parties shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request. None of the parties nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                  (b) Except as provided in Section 9.9, each party to this Agreement shall hold, and shall cause its respective Subsidiaries and its and its Subsidiaries' directors, officers, employees, agents, consultants and advisors to hold, all information furnished by or on behalf of the other party or any of such party's Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated November 14, 2000, between the parties.

                  (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

                  6.3 Stockholder Approval. Each of Fifth Third and Old Kent shall call a meeting of its stockholders to be held on March 20, 2001 (the date of the annual meeting of the stockholders of Fifth Third), or as soon thereafter as reasonably practicable, for the purpose of voting upon the requisite stockholder approvals required in connection with this Agreement and the Merger, and each shall use its reasonable best efforts to cause such meetings to occur on such date. The Board of Directors of each of Fifth Third and Old Kent shall use its reasonable best efforts to obtain from the stockholders of Fifth Third and Old Kent, as the case may be, the vote in favor of the adoption of this Agreement required by the MBCA, in the case of Old Kent, and in favor of the adoption of this Agreement required by the OGCL, the Fifth Third Charter Amendment and the issuance of shares of Fifth Third Common Stock pursuant to the Merger, in the case of Fifth Third (it being understood and agreed that the obligations under this sentence shall not be altered by the commencement, proposal, disclosure or communication of any Acquisition Transaction (as defined in the Old Kent Option Agreement)).

                  6.4 Legal Conditions to Merger. Each of Fifth Third and Old Kent shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Old Kent or Fifth Third or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

                  6.5 Affiliates; Publication of Combined Financial Results. (a) Each of Fifth Third and Old Kent shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and prior to the date of the stockholders' meeting called by Old Kent to approve this Agreement, a written agreement, in the form of Exhibit 6.5(a)(1) or (2), as applicable, hereto.

                  (b) The Surviving Corporation shall use its best efforts to publish as promptly as reasonably practical, but in no event later than July 31, 2001, combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

                  6.6 Stock Exchange Listing. Fifth Third shall cause the shares of Fifth Third Common Stock, to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

                  6.7 Employee Benefit Plans. (a) Until December 31, 2001, the benefits to be provided to employees of Old Kent and its Subsidiaries as of the Effective Time ("Covered Employees") shall be substantially similar, in the aggregate, to the benefits provided under the benefit plans and programs provided by Old Kent or its Subsidiaries, as the case may be, to such employees as of the date hereof. From and after December 31, 2001, the benefits to be provided to the Covered Employees shall be the benefit plans (other than Fifth Third's defined benefit pension plan which has been frozen) and programs provided to similarly situated employees of Fifth Third. Fifth Third shall, from and after the Effective Time, (i) comply with Old Kent Benefit Plans and other contractual commitments of Old Kent to its current and former employees in accordance with their terms and honor all employee benefit obligations to current and former employees of Old Kent and its Subsidiaries under Old Kent Benefit Plans or the applicable contractual commitment, (ii) provide Covered Employees credit for the most recent period of uninterrupted service (including any bridging or prior service credit, without regard to whether there has been an interruption in service, solely to the extent provided by Old Kent and its Subsidiaries as of the date hereof) with Old Kent or any of its Subsidiaries (and their predecessors) prior to the Effective Time under employee benefit plans of Fifth Third or its Subsidiaries (other than Fifth Third's noncontributory cash balance defined benefit pension plan), (iii) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Old Kent Plans) and eligibility waiting periods under group health plans of Fifth Third to be waived with respect to Covered Employees (and their eligible dependents) who become participants in such group health plans and (iv) assume, or cause its applicable Subsidiary to assume, all contracts and agreements with employees of Old Kent, which agreements were entered into prior to the date hereof and which are listed on Section 5.2 of the Old Kent Disclosure Schedule, and all obligations thereunder. From and after the Effective Time until December 31, 2001, Fifth Third shall honor all vacation and paid time off of the Covered Employees accrued as of the Effective Time, in accordance with Old Kent policy as in effect on the date hereof. From and after the Effective Time, a Covered Employee who is terminated (as defined in the applicable Old Kent severance plan or policy as in effect on the date hereof) during the period commencing at the Effective Time and ending on the 12-month anniversary thereof shall be entitled to receive the greater of (i) the severance payments and benefits under the applicable Old Kent severance plan or policy as in effect on the date hereof (without amendment on or after the Effective Time) and (ii) the severance payments and benefits under Fifth Third's severance plan or policy as in effect on the date of termination of such Covered Employee.

                  (b) Nothing in this Section 6.7 shall be interpreted as preventing the Surviving Corporation or Fifth Third from amending, modifying or terminating any Fifth Third Benefit Plans or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

                  6.8 Indemnification; Directors' and Officers' Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Old Kent or any of its Subsidiaries (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Old Kent or any of its Subsidiaries or (ii) this Agreement, the Old Kent Option Agreement or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Fifth Third shall indemnify and hold harmless, as and to the fullest extent provided by applicable law, the Old Kent Articles, the Old Kent Bylaws and any agreement existing as of the date hereof, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reimbursement for reasonable fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party as provided by the Old Kent Articles, the Old Kent Bylaws and any agreement existing as of the date hereof), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.

                  (b) Fifth Third shall use its reasonable best efforts to cause the individuals serving as officers and directors of Old Kent or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time by the directors' and officers' liability insurance policy maintained by Old Kent (provided that Fifth Third may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided that in no event shall Fifth Third be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Old Kent (which current amount is set forth in Section 6.8 of the Old Kent Disclosure Schedule) for such insurance (the "Insurance Amount"), and provided further that if Fifth Third is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Fifth Third shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

                  (c) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

                  6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Fifth Third, on the one hand, and a Subsidiary of Old Kent, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Fifth Third.

                  6.10 Advice of Changes. Fifth Third and Old Kent shall each promptly advise the other party of any change or event (i) having a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

                  6.11 Dividends. After the date of this Agreement, each of Fifth Third and Old Kent shall coordinate with the other the declaration of any dividends in respect of Fifth Third Common Stock and Old Kent Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Old Kent Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Old Kent Common Stock and any shares of Fifth Third Common Stock any such holder receives in exchange therefor in the Merger (such holders to receive four dividends during 2001).

                  6.12 Exemption from Liability Under Section 16(b). Assuming that Old Kent delivers to Fifth Third the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of Fifth Third, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by Old Kent Insiders of Fifth Third Common Stock in exchange for shares of Old Kent Common Stock, and of options on Fifth Third Common Stock upon conversion of options on Old Kent Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. "Section 16 Information" shall mean information accurate in all respects regarding Old Kent Insiders, the number of shares of Old Kent Common Stock held by each such Old Kent Insider and expected to be exchanged for Fifth Third Common Stock in the Merger, and the number and description of the options on Old Kent Common Stock held by each such Old Kent

Insider and expected to be converted into options on Fifth Third Common Stock in connection with the Merger. The "Old Kent Insiders" shall mean those officers and directors of Old Kent who are subject to the reporting requirements of
Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

                  6.13 Directorships. Fifth Third shall take such actions as may be reasonably required to cause its Board of Directors to be expanded by three members and to appoint three members of Old Kent's Board of Directors to the Fifth Third Board of Directors. In addition, Fifth Third shall extend offers to all individuals who are members of the Board of Directors of Old Kent immediately prior to the Effective Time to become members of the Board of Directors of Fifth Third's principal bank located in Michigan (or any successor thereto) immediately after the Effective Time.

                  6.14 Aggregate Capitalization. Old Kent will not take any action, or fail to take any action, that results in the aggregate number of shares of Old Kent Common Stock outstanding immediately prior to the Effective Time (including all shares of Old Kent Common Stock subject to Old Kent Rights other than the Old Kent Option Agreement, but not including shares of Old Kent Common Stock held in treasury) exceeding 150,000,000.

                  6.15 Community Commitments. From and after the Effective Time, Fifth Third shall maintain the community commitments undertaken by Old Kent Bank Subsidiaries prior to the date hereof and set forth in Section 6.15 of the Old Kent Disclosure Schedule in the communities currently served by such banks.

                  6.16 Executive Benefit Trust. Notwithstanding anything to the contrary, as soon as practicable after the execution of this Agreement, Old Kent will take such actions as required under the terms of the Old Kent Executive Severance Agreements and other executive non-qualified deferred compensation plans, including, but not limited to, the funding of the Old Kent Financial Corporation Executive Benefit Trust (a rabbi trust) as required in such agreements, to the extent not already funded.

                                   ARTICLE VII


                              CONDITIONS PRECEDENT

                  7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) Stockholder Approvals. This Agreement shall have been adopted by the requisite affirmative vote of the holders of Old Kent Common Stock entitled to vote thereon and the requisite affirmative vote of the holders of Fifth Third Common Stock entitled to vote thereon.

                  (b) NASDAQ Listing. The shares of Fifth Third Common Stock which shall be issued to the stockholders of Old Kent upon consummation of the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

                  (c) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

                  (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                  (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of the Merger.

                  (f) Federal Tax Opinion. The parties hereto shall have received the opinions of their respective counsel, Cleary, Gottlieb, Steen & Hamilton and Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Fifth Third and Old Kent, as the case may be, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in each such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, counsel may require and rely upon representations contained in certificates of officers of Fifth Third, Old Kent and others, reasonably satisfactory in form and substance to such counsel.

                  (g) Pooling of Interests. Fifth Third and Old Kent shall each have received a letter from their respective independent accountants addressed to Old Kent or Fifth Third, as the case may be, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

                  7.2 Conditions to Obligations of Fifth Third. The obligation of Fifth Third to effect the Merger is also subject to the satisfaction, or waiver by Fifth Third, at or prior to the Effective Time, of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Old Kent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, will have or are reasonably likely to have a Material Adverse Effect on Old Kent or the Surviving Corporation. Fifth Third shall have received a certificate signed on behalf of Old Kent by the Chief Executive Officer and the Chief Financial Officer of Old Kent to the foregoing effect.

                  (b) Performance of Obligations of Old Kent. Old Kent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Fifth Third shall have received a certificate signed on behalf of Old Kent by the Chief Executive Officer and the Chief Financial Officer of Old Kent to such effect.

                  7.3 Conditions to Obligations of Old Kent. The obligation of Old Kent to effect the Merger is also subject to the satisfaction or waiver by Old Kent at or prior to the Effective Time of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Fifth Third set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, will have or are reasonably likely to have a Material Adverse Effect on Fifth Third. Old Kent shall have received a certificate signed on behalf of Fifth Third by the Chief Executive Officer and the Chief Financial Officer of Fifth Third to the foregoing effect.

                  (b) Performance of Obligations of Fifth Third. Fifth Third shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Old Kent shall have received a certificate signed on behalf of Fifth Third by the Chief Executive Officer and the Chief Financial Officer of Fifth Third to such effect.

                                  ARTICLE VIII


                            TERMINATION AND AMENDMENT

                  8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Old Kent and Fifth Third:

                  (a) by mutual consent of Fifth Third and Old Kent in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

                  (b) by either the Board of Directors of Fifth Third or the Board of Directors of Old Kent if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

                  (c) by either Fifth Third or Old Kent if the approval of Fifth Third's stockholders or Old Kent's stockholders required for the consummation of the Merger and the other transactions contemplated hereby shall not have been obtained by reason of the failure to obtain the required vote at the meetings of the stockholders contemplated by Section 6.3, or at any adjournment or postponement thereof at which a vote was taken;

                  (d) by either the Board of Directors of Fifth Third or the Board of Directors of Old Kent if the Merger shall not have been consummated on or before the first anniversary of the date hereof unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

                  (e) by either the Board of Directors of Fifth Third or the Board of Directors of Old Kent (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Old Kent, in the case of a termination by Fifth Third, or Fifth Third, in the case of a termination by Old Kent, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Closing Date.

                  8.2 Effect of Termination. In the event of termination of this Agreement by either Fifth Third or Old Kent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Fifth Third, Old Kent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b), 8.2, 9.2 and 9.3 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Fifth Third nor Old Kent shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                  8.3 Amendment. Subject to compliance with applicable law and
Section 1.1(b), this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Old Kent or Fifth Third, as the case may be. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. The parties shall comply with the undertakings set forth in
Section 8.3 of the Old Kent Disclosure Schedule.

                  8.4 Extension; Waiver. Subject to compliance with applicable law, at any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX


                               GENERAL PROVISIONS

                  9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at a place to be specified by the parties, at 10:00 a.m. on a date which shall be the first business day occurring at least ten business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature are required to be satisfied or waived at the Closing), or as otherwise mutually agreed by the parties (the "Closing Date"). The parties agree to use their reasonable best efforts to cause the Closing Date to occur during the first week of April, 2001.

                  9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Old Kent Option Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

                  9.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Fifth Third and Old Kent.

                  9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)    if to Fifth Third, to:

                         Fifth Third Bancorp
                         38 Fountain Square Plaza
                         Cincinnati, Ohio 45263
                         Attention:  General Counsel
                         Telecopier: (513) 744-6757

                         with a copy to:

                         Cleary, Gottlieb, Steen & Hamilton
                         One Liberty Plaza
                         New York, New York  10006
                         Attention:  Victor I. Lewkow, Esq.
                                     Paul J. Shim, Esq.
                         Telecopier:  (212) 225-3999

                  and

                  (b)    if to Old Kent, to:

                         Old Kent Financial Corporation
                         111 Lyon Street, NW
                         Grand Rapids, Michigan 49503
                         Attention:  Senior Vice President and Legal Coordinator
                         Telecopier: 616-653-0288

                         with a copy to:

                         Wachtell, Lipton, Rosen & Katz
                         51 West 52nd Street
                         New York, New York  10019
                         Attention:  Edward D. Herlihy, Esq.
                         Telecopier:  (212) 403-2000


                  9.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or

Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Nothing contained herein shall require any party hereto or the Board of Directors of such party to take or refrain from taking any action in violation of applicable law. The Old Kent Disclosure Schedule and the Fifth Third Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

                  9.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  9.7 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Old Kent Option Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles (except to the extent that mandatory provisions of federal or state law apply).

                  9.9 Publicity. Neither Fifth Third nor Old Kent shall, and neither Fifth Third nor Old Kent shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of Old Kent (which consent shall not be unreasonably withheld), in the case of a proposed announcement or statement by Fifth Third, or Fifth Third, in the case of a proposed announcement or statement by Old Kent (which consent shall not be unreasonably withheld); provided, however, that a party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NASDAQ and the New York Stock Exchange, Inc.

                  9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                   Remainder of Page Intentionally Left Blank

                  IN WITNESS WHEREOF, Fifth Third Financial Corporation and Old Kent Bancorp. have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                   OLD KENT FINANCIAL CORPORATION


                                   By:  /s/ David J. Wagner
                                        ----------------------------------------
                                          Name:  David J.Wagner
                                          Title: Chairman of the Board,
                                                 President and Chief Executive
                                                 Officer


                                   FIFTH THIRD BANCORP

                                   By:  /s/ George A. Schaefer, Jr.
                                        ----------------------------------------
                                          Name:  George A. Schaefer, Jr.
                                          Title: President and Chief Executive
                                                 Officer






                 Signature Page to Agreement and Plan of Merger


                                       48